EXHIBIT 11.0

(Page 1 of 2)

MATTEL, INC. AND SUBSIDIARIES

COMPUTATION OF INCOME (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE

(In thousands, except per share amounts)

	For the Year Ended December 31, (a)(b)
BASIC	2002	2001	2000	1999	1998
Income from continuing operations	$455,042	$310,920	$170,177	$108,387	$328,253
Deduct: dividends on convertible preferred stock	—	—	—	(3,980)	(7,960)

Income available to common stockholders	455,042	310,920	170,177	104,407	320,293
Gain (loss) from discontinued operations, net of tax	27,253	—	(601,146)	(190,760)	(122,200)
Cumulative effect of change in accounting principles, net of tax	(252,194)	(12,001)	—	—	—

Net income (loss) applicable to common shares	$230,101	$298,919	$(430,969)	$(86,353)	$198,093

Applicable Shares for Computation of Income (Loss) per Share:
Weighted average common shares outstanding	435,790	430,983	426,166	414,186	390,210

Basic Income (Loss) Per Common Share:
Income from continuing operations	$1.04	$0.72	$0.40	$0.25	$0.82
Gain (loss) from discontinued operations	0.06	—	(1.41)	(0.46)	(0.31)
Cumulative effect of change in accounting principles	(0.58)	(0.03)	—	—	—

Net income (loss) per common share	$0.52	$0.69	$(1.01)	$(0.21)	$0.51

(a)	Consolidated financial information for 1998 and 1999 has been restated retroactively for the effects of the May 1999 merger with The Learning Company, Inc. (“Learning Company”), accounted for as a pooling of interests. As more fully described in Note 14 to the Consolidated Financial Statements, the Consumer Software segment, which was comprised primarily of Learning Company, was reported as a discontinued operation effective March 31, 2000, and the consolidated financial statements were reclassified to segregate the net investment in, and the liabilities and operating results of, the Consumer Software segment.

(b)	Per share data reflect the retroactive effect of the merger with Learning Company in 1999.

EXHIBIT 11.0

(Page 2 of 2)

MATTEL, INC. AND SUBSIDIARIES

COMPUTATION OF INCOME (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE

(In thousands, except per share amounts)

	For the Year Ended December 31, (a)(b)
DILUTED	2002	2001	2000	1999	1998
Income from continuing operations	$455,042	$310,920	$170,177	$108,387	$328,253
Deduct: dividends on convertible preferred stock	—	—	—	(3,980)	(7,960)

Income available to common stockholders	455,042	310,920	170,177	104,407	320,293
Gain (loss) from discontinued operations, net of tax	27,253	—	(601,146)	(190,760)	(122,200)
Cumulative effect of change in accounting principles net of tax	(252,194)	(12,001)	—	—	—

Net income (loss) applicable to common shares	$230,101	$298,919	$(430,969)	$(86,353)	$198,093

Applicable Shares for Computation of Income (Loss) Per Share:
Weighted average common shares outstanding	435,790	430,983	426,166	414,186	390,210
Weighted average common equivalent shares arising from:
Dilutive stock options	5,355	4,765	960	3,920	8,501
Assumed conversion of convertible preferred stock	—	—	—	6,510	18,000
Stock subscription and other warrants	147	418	—	606	4,812
Nonvested stock	—	—	—	59	184

Weighted average number of common and common equivalent shares	441,292	436,166	427,126	425,281	421,707

Diluted Income (Loss) Per Common Share:
Income from continuing operations	$1.03	$0.71	$0.40	$0.25	$0.76
Gain (loss) from discontinued operations	0.06	—	(1.41)	(0.45)	(0.29)
Cumulative effect of change in accounting principles	(0.57)	(0.03)	—	—	—

Net income (loss) per common share	$0.52	$0.68	$(1.01)	$(0.20)	$0.47

(a)	Consolidated financial information for 1998 and 1999 has been restated retroactively for the effects of the May 1999 merger with Learning Company, accounted for as a pooling of interests. As more fully described in Note 14 to the Consolidated Financial Statements, the Consumer Software segment, which was comprised primarily of Learning Company, was reported as a discontinued operation effective March 31, 2000, and the consolidated financial statements were reclassified to segregate the net investment in, and the liabilities and operating results of, the Consumer Software segment.

(b)	Per share data reflect the retroactive effect of the merger with Learning Company in 1999.